Exhibit 99.1
Valley Financial Corporation
____________________________________________________________________________

FOR RELEASE 4:00 p.m. August 14, 2013

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

VALLEY FINANCIAL CORPORATION ANNOUNCES FOURTH 10% TARP REDEMPTION PAYMENT

ROANOKE, VIRGINIA (August 14, 2013) - Valley Financial Corporation (NASDAQ: VYFC), the holding company for Valley Bank, announced today that the Company's regulators have permitted and the Board of Directors has authorized the Company's redemption of the fourth 10%, or an additional $1,600,000, of its TARP preferred stock currently held by the U.S. Treasury. The payment was made today and brings the total amount redeemed to $6,400,000, leaving $9,619,000 remaining out of the original U.S. Treasury investment of $16,019,000. With this fourth redemption payment, the Company has successfully redeemed 40% of the TARP preferred stock and expects to submit a plan to the Federal Reserve later this year for future redemptions.

Ellis L. Gutshall, President and CEO, stated “We are quite pleased to announce the fourth TARP redemption payment out of organic earnings. We believe these redemptions have provided our shareholders with a non-dilutive solution to removing these preferred shares from the Company's capital position. The ability to execute this strategy is the result of the continued efforts and commitment of our directors and employees, and is indicative of the strong operating performance and capital position of the Company. We believe that we will be capable of redeeming all of the shares at par and do not anticipate that the U.S. Treasury will place the remaining shares in a public auction.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County. The Bank's Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.